EXHIBIT 99.5


                          AMERICAN UNITED GLOBAL, INC.

               INSTRUCTIONS AS TO USE OF SUBSCRIPTION CERTIFICATES


     IMPORTANT -- To subscribe for Units, complete the appropriate SECTION and delivery instructions on the Subscription Certificate, and SIGN in the space provided. Subject to the provisions of the Prospectus, if the instructions of the person completing the Certificate are insufficient to delineate the proper action to be taken with respect to all of the Rights evidenced thereby, such action as is clearly delineated in such instructions will be taken.

     THE RIGHTS REPRESENTED BY THE SUBSCRIPTION CERTIFICATE MAY BE EXERCISED ONLY BY THE SHAREHOLDERS OF RECORD WHO HOLD AT LEAST 100 SHARES OF COMMON STOCK OF AMERICAN UNITED GLOBAL, INC. (THE "COMPANY") AS OF THE CLOSE OF BUSINESS ON _____________, 2002 (THE "RIGHTS RECORD DATE"), OR BY SOMEONE DESIGNATED BY THE RECORD HOLDER AS THE BENEFICIAL OWNER OF SUCH SHARES. ACCORDINGLY, BY COMPLETING THE SUBSCRIPTION CERTIFICATE, YOU CERTIFY THAT AS OF THE CLOSE OF BUSINESS ON ____________, 2002, YOU ARE THE RECORD HOLDER OF SUCH RIGHTS OR THAT YOU HAVE BEEN DESIGNATED BY THE RECORD HOLDER, IN WRITING, AS THE BENEFICIAL OWNER OF SUCH RIGHTS.

     The Rights entitle the record or beneficial holder, as the case may be, to subscribe for one Unit, each Unit consisting of a 7.5% Convertible Secured Promissory Note in the principal amount of $666 (the "Notes"), and 1,332 shares of common stock of the Company (the "Shares"), at a Subscription Price of $666 per Unit for each Right evidenced by the Subscription Certificate, under the terms and subject to the conditions set forth in the Prospectus.

     Payment of the full Subscription Price for all Units subscribed for pursuant to the exercise of the Rights must accompany the properly completed and duly executed Subscription Certificate, or in the alternative the form of guaranteed delivery, payable in United States currency by personal check, cashier's check, bank draft or money order drawn on a bank located in the United States, payable to "American United Global, Inc." PLEASE WRITE YOUR RIGHTS CERTIFICATE NUMBER, SET FORTH ABOVE, ON YOUR CHECK, BANK DRAFT OR MONEY ORDER.

     GENERAL INSTRUCTIONS: To exercise all or part of the Rights evidenced by the Subscription Certificate please complete Section 1. In order to have the Company deliver the Notes and Shares comprising the Units, upon the exercise of Rights, to another person or delivered to an address other than the one listed on the face of the Subscription Certificate, please complete Section 2. The Subscription Certificate must be delivered to American United Global, Inc., on or prior to 5:00 p.m., New York City time, on ____________, 2002, unless the subscription period is extended by the Company, in its sole discretion, for up to an additional 30 days. YOU MAY DELIVER THE SUBSCRIPTION CERTIFICATE AND PAYMENT BY HAND, U.S. MAIL OR OVERNIGHT COURIER TO AMERICAN UNITED GLOBAL, PMB 549, 218 MAIN STREET, KIRKLAND, WASHINGTON, 98033, ATTENTION: DAVID M. BARNES, CFO.

     If you wish to exercise all or part of your Rights, but you or your broker do not have the time to deliver the Rights Certificate before the time your Rights expire, you may exercise your Rights by delivering your payment in full and completing the notice of guaranteed delivery.

     YOUR EXERCISE OF SUBSCRIPTION RIGHTS IS IRREVOCABLE ONCE YOU HAVE SUBMITTED THE SUBSCRIPTION CERTIFICATE OR THE NOTICE OF GUARANTEED DELIVERY TO THE COMPANY. HOWEVER, THE COMPANY RESERVES THE RIGHT TO POSTPONE, MODIFY OR CANCEL THE RIGHTS OFFERING AT ANY TIME PRIOR TO THE EXPIRATION OF THE SUBSCRIPTION PERIOD OF THE RIGHTS OFFERING IF IT DETERMINES THAT SUCH POSTPONEMENT, MODIFICATION OR CANCELLATION IS IN THE BEST INTERESTS OF THE COMPANY.

INSTRUCTIONS FOR SECTION 1 OF THE SUBSCRIPTION CERTIFICATE:

          A.   If you wish to exercise ALL of your Subscription Rights, complete
               Section 1(i). The dollar figure you enter is your subscription price, payment for which must be remitted concurrently with the Subscription Certificate.

          B. If you do NOT wish to exercise all of your Basic Subscription Rights, complete Section 1(ii). The dollar figure you enter is your subscription price, payment for which must be remitted concurrently with the Subscription Certificate.